UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported):  February 1, 2008

NATIONAL SCIENTIFIC CORPORATION
(Exact name of registrant as specified in its Charter)

Texas	000-28745	86-0837077
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	file number)	Identification No.)

8361 E. Evans Road, Suite 106,  Scottsdale, AZ 85260

(Address of principal executive offices, including zip code)

(480) 948-8324

(Registrant's telephone number)

Item 5.03	Amendments to Articles of Incorporation or Bylaws.

On February 1, 2008, the Board of Directors of National Scientific Corporation. (the “Company”) approved and adopted by a unanimous vote at a regular meeting of the board an amendment to Bylaws of the Company (the “Bylaw Amendment”). The Bylaw Amendment amends Article III and Article V of the Bylaws of the Company.  The board’s primary purpose in adopting these amendments is to clarify duties, powers, and responsibilities of the Board, especially as it relates to the Board’s stock issuance powers for both certified and uncertified shares.  A key power of concern is the Board’s power to ensure compliance with recent regulations regarding the Direct Registration System (“DRS”), although the Board also wanted to clarify its general powers with regard to stock issuance, including having the power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares of the capital stock of the Corporation, including the power to authorize the issue of shares of stock of the corporation from time to time, on such terms as may be lawful, in consideration of money paid, labor done, services actually rendered, debts or securities canceled, or tangible or intangible property actually received, or, in the case of shares issued as a dividend, in consideration of amounts transferred from surplus to stated capital, or in a stock split, reverse stock split, reclassification of outstanding shares into shares of another class, conversion of outstanding shares of another class, exchange of outstanding shares for shares of another class, increase in the per share par value, or other change affecting outstanding shares.

The foregoing description of the Bylaw Amendment is qualified in its entirety by reference to the Bylaw Amendment attached hereto as Exhibit 3.2 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c)  Exhibits

          Exhibit 3.2    Amendment to the Bylaws of National Scientific Corporation., adopted effective as February 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL SCIENTIFIC CORPORATION

Date: February 5, 2008	By:	/s/ Michael A. Grollman
Michael A. Grollman Director, Chief Executive Officer, Acting Chief Financial Officer and Chairman